EXHIBIT 10
                               PLUMMER, BEAMAN
                               & DEWALT, L.L.P.
                          __________________________




                                March 8, 1996


Penn Capital Funds, Inc.
216 Boulevard of the Allies
6th Floor
Pittsburgh, PA  15222

          Re:  Penn Capital Funds, Inc.

Dear Sirs:

          We are counsel for Penn Capital Funds, Inc., a Pennsylvania corporation (the "Company"), and have acted as such in connection with the proposed sale by the Company of shares of its Series B Common Stock - Aggressive Growth Fund (the "Shares"). This opinion is furnished in connection with the filing by the Company of Post-Effective Amendment No. 8 to its Registration Statement on Form N1-A (the "Post-Effective Amendment") under the Securities Act of 1933, as amended, relating to the proposed sale. We have examined such public and corporate records and documents and such questions of law, and have made such other investigations, as we deemed appropriate for purposes of this opinion.

          Based upon the foregoing, we are pleased to advise you that in our opinion the Shares, upon issuance and delivery and payment therefor in the manner described in the Post-Effective Amendment, will be duly authorized, validly issued, fully paid and nonassessable.

          In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America and the foregoing opinion is limited to such laws.

          We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.


                              Very truly yours,

                              /s/ Plummer, Beaman & DeWalt, L.L.P.


              Thirty-Eight Floor - Gulf Tower - 707 Grant Street
                     Pittsburgh, Pennsylvania 15219-1913
             Telephone (412) 566-1600  Telecopier (412) 261-6040